SCHEDULE 14C

(Rule 14c-101)

INFORMATION REQUIRED IN INFORMATION STATEMENT

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)

of the Securities Exchange Act of 1934 (Amendment No.     )

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EQ ADVISORS TRUST
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AXA EQUITABLE LIFE INSURANCE COMPANY

1290 AVENUE OF THE AMERICAS

NEW YORK, NEW YORK 10104

EQ ADVISORS TRUST

INFORMATION STATEMENT DATED AUGUST 10, 2007

WE ARE NOT ASKING YOU FOR A PROXY AND YOU

ARE REQUESTED NOT TO SEND US A PROXY

The purpose of this Information Statement is to provide you with information about a new investment sub-adviser to the EQ/TCW Equity Portfolio (“Portfolio”), a series of the EQ Advisors Trust (“Trust”), and related name change to the Portfolio. You may obtain an additional copy of the Prospectus or Statement of Additional Information, or the Trust’s most recent Annual Report or Semi-Annual Report, free of charge, by writing to the Trust at 1290 Avenue of the Americas, New York, New York 10104.

AXA Equitable Life Insurance Company (“AXA Equitable” or the “Manager”) serves as the Investment Manager and Administrator of the Trust. AXA Advisors, LLC and AXA Distributors, LLC serve as the Distributors for the Trust’s shares. AXA Equitable and the Distributors are located at 1290 Avenue of the Americas, New York, New York 10104. AXA Equitable, in its capacity as the Investment Manager of the Trust, has received an exemptive order from the Securities and Exchange Commission (“SEC”) to permit it and the Trust’s Board of Trustees (“Board”) to select and replace investment sub-advisers for the Trust and to amend the advisory agreements between AXA Equitable and sub-advisers without obtaining shareholder approval. Accordingly, AXA Equitable is able, subject to the approval of the Board, to appoint and replace sub-advisers and to amend advisory agreements without obtaining shareholder approval.

At a regular meeting of the Board held on January 9, 2007, the Board and separately, the Trustees who are not “interested persons” of the Trust (as that term is defined in the Investment Company Act of 1940, as amended) (“Independent Trustees”), unanimously approved the Manager’s proposal (i) to replace the Portfolio’s existing sub-adviser, TCW Investment Management Company (“TCW”), with T. Rowe Price Associates, Inc. (“T. Rowe” or “Adviser”), (ii) to change the name of the Portfolio to the “EQ/T. Rowe Price Growth Stock Portfolio” in order to accurately reflect the appointment of the new sub-adviser, and (iii) to enter into an investment advisory agreement, dated July 6, 2007, between the Manager and T. Rowe (“Agreement”) for advisory services related to the Portfolio. The Manager’s proposals were based on its strategic outlook and its assessment of the long-term performance of the Portfolio. These changes took effect on July 6, 2007.

Factors Considered by the Board

In approving the Agreement, the Board considered the overall fairness of the Agreement and whether the Agreement was in the best interest of the Portfolio. In this connection, the Board considered factors it deemed relevant with respect to the Portfolio, including: (1) the nature, extent and quality of the services to be provided to the Portfolio by the Adviser and its respective affiliates, including the credentials and investment experience of its officers and employees; (2) the Adviser’s investment process, personnel and operations for the Portfolio; (3) the performance of similar funds managed by the Adviser as compared to a relevant benchmark and peer group; (4) the level of the Adviser’s proposed fee; (5) to the extent information was available, the costs of the services to be provided and profits to be realized by the Adviser and its affiliates from their relationship with the Portfolio; (6) the anticipated effect of growth and size on the Portfolio’s performance and expenses where applicable; (7) the Adviser’s financial condition; (8) the adequacy of the Adviser’s compliance program and records; (9) the “fall out” benefits to be realized by the Adviser and its affiliates (i.e., any direct or indirect benefits to be derived by the Adviser and its affiliates from their relationship with the Trust); and (10) possible conflicts of interest. In considering the Agreement, the Board did not identify any single factor or item of information as all-important or controlling.

In connection with its deliberations, the Board, among other things, received information, in advance of the meeting at which the approval was made, from the Manager and the Adviser regarding the factors set forth above and met with representatives of the Manager to discuss the proposed Agreement. The Independent Trustees were assisted by independent counsel during their deliberations and received materials discussing the legal standards applicable to their consideration of the Agreement.

The Board, in examining the nature and quality of the services to be provided by the Adviser, considered the Adviser’s experience in serving as an investment adviser for accounts similar to the Portfolio it would advise. The Board noted the responsibilities that the Adviser would have to the Portfolio. In particular, the Board considered that the Adviser would be responsible for making investment decisions on behalf of the Portfolio, placing orders for the purchase and sale of investments for the Portfolio with brokers or dealers and performing certain limited related administrative functions. In addition, the Board reviewed requested information regarding the Adviser’s investment process and the background of each portfolio manager of the Adviser who would provide services to the Portfolio. The Board also reviewed information regarding the adequacy of the Adviser’s compliance program and its results as well as financial information regarding the Adviser.

The Board reviewed requested performance information regarding the performance of the Adviser’s comparable accounts. In this connection, the Board considered that the T. Rowe Price Growth Stock Fund (the T. Rowe Price fund most comparable to the Portfolio’s investment objectives and strategies) outperformed its benchmark for the one-, five- and ten-year periods ended September 30, 2006. The Board also considered how the T. Rowe Price Growth Stock Fund’s performance compared to certain peer funds, noting that it outperformed for certain periods and underperformed for others.

In evaluating the Adviser’s compensation, the Board reviewed the proposed fees under the Agreement and considered the extent to which the Adviser’s fee schedule provides for breakpoints, that is, a reduction of the advisory fee rate as assets increase. The Board determined that the Manager’s management fee and the Portfolio’s overall net expense ratios, neither of which will change as a result of the appointment of T. Rowe. These factors were more significant to the Board’s evaluation of the fees and expenses paid by the Portfolio than the Adviser’s costs and profitability.

As part of its evaluation of the Adviser’s compensation, the Board also considered other benefits that may be realized by the Adviser and its affiliates from the Adviser’s relationship with the Trust. In this connection, the Board noted, among other things, that the Adviser, through its relationship as an Adviser to the Portfolio, may engage in soft dollar transactions. In this regard, the Board considered the Adviser’s procedures for executing portfolio transactions for the Portfolio and the Adviser’s policies and procedures for the selection of brokers and dealers and for obtaining research from those brokers and dealers.

The Board also considered conflicts of interest that may arise between the Trust and the Adviser in connection with the services it provides to the Trust and the various relationships that it and its affiliates may have with the Trust. For example, actual or potential conflicts of interest may arise as a result of the Adviser having responsibility for multiple accounts (including the Portfolio it advises), such as devotion of unequal time and attention to the management of the accounts and inability to allocate limited investment opportunities across accounts. In this connection, the Board also took into consideration the manner in which such conflicts are addressed by the Adviser.

Based on these considerations, the Board of Trustees was satisfied that: (1) the Portfolio is reasonably likely to benefit from the nature, quality and extent of the Adviser’s services; (2) the Portfolio is reasonably likely to benefit from the Adviser’s investment process, personnel and operations; (3) the Adviser has the resources to provide the services and to carry out its responsibilities under the Agreement; (4) the Adviser has an adequate compliance program; (5) the Adviser’s compensation, including any direct or indirect benefits to be derived by it or its affiliates, is fair and reasonable; and (6) the performance of the Adviser’s similar portfolios generally is reasonable in relation to the performance of a relevant benchmark and peer group. Based on the foregoing, the Board, including the Independent Trustees, unanimously approved the Agreement with respect to the Portfolio.

Information Regarding the Agreement

The Agreement serves to appoint the Adviser as an investment adviser to the Portfolio, subject to all of the terms and conditions of the Agreement.

The Agreement provides that it will remain in effect, with respect to the Portfolio, for an initial term of two years and thereafter only so long as the Board of Trustees, including a majority of the Independent Trustees, specifically approves its continuance at least annually. The Agreement can be terminated at any time, without the payment of any penalty, by the Board of Trustees, including a majority of the Independent Trustees, or by the vote of a majority of the outstanding voting securities of the Portfolio, on at least sixty days’ written notice to AXA Equitable and T. Rowe, or by AXA Equitable or T. Rowe on at least sixty days’ written notice to the Trust and the other party. The Agreement also terminates automatically in the event of its assignment or in the event that the Investment Management Agreement between AXA Equitable and the Trust is assigned or terminated for any other reason.

The Agreement generally provides that T. Rowe will not be liable for any losses, claims, damages, liabilities or litigation incurred by AXA Equitable or the Trust as a result of any error of judgment or mistake of law by T. Rowe with respect to the Portfolio, except that nothing in the Agreement limits the Adviser’s liability for all losses, claims, damages, liabilities or litigation arising out of or based on (i) any willful misconduct, bad faith, reckless disregard or gross negligence of T. Rowe in the performance of any of its duties or obligations, or (ii) any untrue statement of a material fact, or any omission thereof, in the Trust’s prospectus, statement of additional information, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Portfolio, if such statement or omission was made in reliance upon information furnished by T. Rowe to AXA Equitable or the Trust.

There will be no change in the management fee or the administration fee paid by the Portfolio to AXA Equitable. For advisory services to the Portfolio, T. Rowe will receive an advisory fee equal to the following annual rate: 0.40% of the average daily net assets up to and including $250 million, 0.375% of the average daily net assets in excess of $250 million up to and including $500 million and 0.35% of the average daily net assets in excess of $500 million. Once the average daily net assets exceed $1 billion, the 0.35% advisory fee will apply to all asset levels. For purposes of calculating the average daily net assets subject to breakpoints, assets of the Portfolio will be aggregated with the assets of the T. Rowe Allocated Portion of the Multimanager Large Cap Growth Portfolio, a series of the AXA Premier VIP Trust. In addition, T. Rowe has voluntarily agreed that it will reduce its compensation if the aggregate assets of the Portfolio and the Multimanager Large Cap Growth Portfolio reach certain asset levels as follows: for assets between $750 million and $1.5 billion, a 5% fee reduction will apply, for assets between $1.5 billion and $3 billion, a 7.5% fee reduction will apply and for assets over $3 billion, a 10% fee reduction will apply. If the Agreement had been in effect for the fiscal year ended December 31, 2006, T. Rowe would have received approximately $1,030,000 in advisory fees, which is approximately 0.02% lower than the advisory fees paid to the Portfolio’s former Adviser. AXA Equitable (and not the Portfolio) is responsible for the payment for the advisory fee to T. Rowe.

For comparable portfolios, T. Rowe received advisory fees at the following annual rates:

Name of Fund	Net Assets in Millions for the Period Ended June 30, 2007	Annual Advisory Fee Rate (% of average daily net assets)
AEGON/Transamerica Series Trust – T. Rowe Price Growth Stock	$489.4	.40% on first $250 million; .375% on next $250 million; .35% on assets above $500 million [1]
ING Partners, Inc. – ING T. Rowe Price Growth Equity Portfolio	$1,519.8	.40% on first $250 million; .375% on next $250 million; .35% on assets above $500 million[1,2]
JNL Series Trust – JNL/T. Rowe Price Established Growth Series	$1,061.0	.40% on first $250 million; .375% on next $250 million; .35% on assets above $500 million[1]

Lincoln Variable Insurance Products Trust – T. Rowe Price Growth Stock Fund	$190.0	.40% on first $250 million; .375% on next $250 million; .35% on assets above $500 million

Metropolitan Series Fund, Inc. – T. Rowe Price Large Cap Growth Portfolio	$808.3	.40% on first $250 million; .375% on next $250 million; .35% on assets above $500 million[1,3]

Optimum Fund Trust – Optimum Large Cap Growth Fund	$459.7	.40% on first $250 million; .375% on next $250 million; .35% on assets above $500 million

Penn Series Funds, Inc. – Growth Stock Fund	$149.6	.40% on first $500 million; .35% on next $500 million[1]

SunAmerica Seasons Series Trust – Large-Cap Composite Portfolio	$19.8	.50% on first $40 million; .40% on assets above $40 million

SunAmerica Seasons Series Trust – Stock Portfolio	$318.9	.50% on first $40 million; .40% on assets above $40 million
Thrivent Partner Series Fund, Inc. – Thrivent Partner Growth Stock Portfolio	$122.8	.40% on first $500 million; .35% on next $500 million
T. Rowe Price Growth Stock Fund	$24,558.7	.25% individual fee .31% group fee .56% management fee

*	Net asset figures for subadvised portfolios are based on internal T. Rowe Price market value records.
[1]

Fees payable under the subadvisory agreement are subject to a group fee waiver. Pursuant to the terms of the agreement, assets between $750 million and $1.5 billion are subject to a 5% fee reduction; assets between $1.5 billion and $3 billion are subject to a 7.5% fee reduction and assets greater than $3 billion are subject to a 10% fee reduction.

[2]

Assets of the ING Partners – ING T. Rowe Price Growth Equity Portfolio are aggregated with certain other T. Rowe Price subadvised portfolios of ING Partners and ING Investors Trust for purposes of calculating the group fee waiver.

[3]

Assets of the Metropolitan Series Fund – T. Rowe Price Large Cap Growth Portfolio are aggregated with certain other T. Rowe Price subadvised portfolios of Metropolitan Series Fund and Met Investors Series Trust for purposes of calculating the group fee waiver.

The previous investment advisory agreement between AXA Equitable and TCW with respect to the Portfolio was dated as of July 9, 2004 and was amended on December 1, 2005. Except for the date, parties and fees payable under the agreement, the previous investment advisory agreement and the new Agreement are substantially similar. Under the previous agreement, TCW received a fee equal to 0.40% of the Portfolio’s average daily net assets up to and including $1 billion; and 0.30% of the Portfolio’s average daily net assets in excess of $1 billion. In the last fiscal year, TCW’s fee for the Portfolio was $1,084,590. The previous agreement was terminated by the Board, effective July 6, 2007 at a meeting that took place on January 9, 2007.

Information Regarding T. Rowe

T. Rowe was founded in 1937 and is a wholly-owned subsidiary of T. Rowe Price Group, Inc. (“T. Rowe Group”), a publicly traded financial services holding company. As of March 31, 2007, T. Rowe and its affiliated companies had approximately $349.9 billion in assets under management.

T. Rowe is controlled by T. Rowe Group. The business address of T. Rowe Group is 100 East Pratt Street, Baltimore, MD 21202. The principal executive officers and directors of T. Rowe include: James A.C. Kennedy, Director and President of T. Rowe and Chief Executive Officer and President of T. Rowe Group; Brian C. Rogers, Director and Chief Investment Officer of T. Rowe and Chairman of the Board and Chief Investment Officer of T. Rowe Group; Edward C. Bernard, Director of T. Rowe and Vice Chairman of the Board of T. Rowe Group; Mary J. Miller, Director of T. Rowe and Director of Global Fixed Income Division of T. Rowe Price Associates, Inc.; David J.L. Warren, Director of T. Rowe and Chief Executive Officer of T. Rowe Price International, Inc. The business address of each principal executive officer and director is 100 East Pratt Street, Baltimore, MD 21202.

An Investment Advisory Committee will have responsibility for the day-to-day management of the Portfolio.

Robert W. Smith, lead Portfolio Manager, has primary responsibility for managing the Portfolio and works with the Committee in developing and executing the Portfolio’s investment program. Mr. Smith joined T. Rowe in 1992 and has been managing investments since 1987.

Please note that as of October 1, 2007, P. Robert Bartolo will become Chairman of the Investment Advisory Committee of the Portfolio. Once Mr. Bartolo becomes Chairman of the Investment Advisory Committee on October 1, 2007, he will have primary responsibility for managing the Portfolio. Mr. Smith will no longer have primary responsibility for managing the Portfolio.

Mr. Bartolo is a lead portfolio manager for the T. Rowe Price Media & Telecommunications Strategy and co-manager of the T. Rowe Price Media & Telecommunications Fund. Mr. Bartolo is a Vice President of T. Rowe Price Group, Inc. and has been managing assets for the firm since 2005. Mr. Bartolo has been with T. Rowe since August 2002. He is also an analyst in the Equity Division and he serves on the Investment Advisory Committees for the firm’s U.S. Mid-Cap Value and U.S. Small-, Mid-, and Large-Cap Growth Strategies. Mr. Bartolo has nine years of investment experience, four of which have been at T. Rowe.

As Adviser to the Portfolio, T. Rowe provides investment research, advice and supervision and manages the Portfolio’s securities consistent with the Portfolio’s investment objective and policies, including the purchase, retention and disposition of securities, as set forth in the Portfolio’s Prospectus. The principal risks of investing in the Portfolio are listed in the section in the Prospectus, as supplemented, entitled, “EQ/T. Rowe Price Growth Stock Portfolio” under the heading “The Principal Risks.”

The appointment of T. Rowe as an adviser to the Portfolio will not result in any changes to the Portfolio’s investment objective, i.e., to seek to achieve long-term capital appreciation and, secondarily, increasing dividend income through investments in common stocks of well-established growth companies. Under normal circumstances, T. Rowe will normally invest at least 80% of the Portfolio’s net assets in common stocks and will invest primarily in common stocks of a diversified group of growth companies. T. Rowe mostly seeks investments in companies that have the ability to pay increasing dividends through strong cash flow. T. Rowe generally looks for companies with an above-average rate of earnings growth and a lucrative niche in the economy that gives them the ability to sustain earnings momentum even during times of slow economic growth. As growth investors, T. Rowe believes that when a company increases its earnings faster than both inflation and the overall economy, the market will eventually reward it with a higher stock price. While most assets will be invested in U.S. common stocks, other securities may also be purchased, including foreign stocks (up to 30% total assets), futures, and options in keeping with the Portfolio’s objective. In pursuing its investment objective, T. Rowe has the discretion to purchase some securities that do not meet its normal investment criteria, as described above, when it perceives an unusual opportunity for gain. These special situations might arise when the Portfolio’s management believes a security could increase in value for a variety of reasons, including a change in management, an extraordinary corporate event, or a temporary imbalance in the supply of or demand for the securities.

Portfolio Transactions

To the extent permitted by law and in accordance with procedures established by the Board, the Portfolio may engage in brokerage transactions with brokers that are affiliates of the Manager or the Adviser, with brokers who are affiliates of such brokers, or with unaffiliated brokers who trade or clear through affiliates of the Manager or the Adviser. For the fiscal year ended December 31, 2006, the Portfolio did not trade or clear through an affiliated broker.

Control Persons and Principal Holders

AXA Equitable may be deemed to be a control person with respect to the Trust by virtue of its ownership of more than 99% of the Trust’s shares as of June 30, 2007. AXA Equitable is organized as a New York stock life insurance company and is a wholly owned subsidiary of AXA Financial, Inc., a subsidiary of AXA, a French insurance holding company.

As a “series” type of mutual fund, the Trust issues separate series of shares of beneficial interest with respect to the Portfolio. As of June 30, 2007, the Trustees and Officers of the Trust owned shares entitling them to vote in the aggregate less than one percent of the shares of the Portfolio.

As of June 30, 2007, there were no shareholders who owned beneficially or of record 5% or more of any class of shares of the Portfolio.

Only one Semi-Annual Report to security holders or Information Statement is being delivered to multiple security holders at a shared address, unless the Trust has received contrary instructions from one or more security holders.

A copy of the Trust’s 2007 Semi-Annual Report is enclosed.